UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2017

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham,  MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (781)  895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(a) – (d)  Not applicable.

(e)  On March 31, 2017, ImmunoGen, Inc. (also referred to as “we,” “our,” “us,” or “ImmunoGen”) entered into amended change in control severance agreements with each of our executive officers (collectively, the “Change in Control Severance Agreements”).  A summary of the material terms and conditions of the Change in Control Severance Agreements is set forth below.

Each Change in Control Severance Agreement provides for certain benefits in the event of a change in control of ImmunoGen.  A change in control includes:

•	the acquisition by any person of 50% or more of our outstanding common stock pursuant to a transaction which our Board of Directors does not approve;
•

a merger or consolidation of ImmunoGen, whether or not approved by our Board, where our voting securities remain outstanding and continue to represent, or are converted into securities of the surviving corporation (or its parent) representing, less than 50% of the total voting power of the surviving entity (or its parent) following such transaction;

•	our shareholders approve an agreement for the sale of all or substantially all of ImmunoGen’s assets; or
•

the “incumbent directors” cease to constitute at least a majority of the members of our Board.  “Incumbent directors” include the current members of our Board, plus any future members who are elected or nominated for election by at least a majority of the incumbent directors at the time of such election or nomination, with certain exceptions relating to actual or threatened proxy contests relating to the election of directors to our Board.

If, within 12 months after a change in control of ImmunoGen, the executive’s employment is terminated (1) by us other than for cause or disability (as those terms are defined in the Change in Control Severance Agreements) or (2) by the executive for good reason (as defined in the Change in Control Severance Agreements), we have agreed to provide the executive with the following benefits:

•

a lump sum cash payment in an amount equal to one and one-half times (or, in the case of the President and Chief Executive Officer, two times) the sum of the executive’s annual base salary and target annual bonus for the bonus period in which the termination occurs;

•	vesting of 100% of all outstanding options, restricted stock and other similar rights held by the executive;
•

if the executive elects to continue medical insurance coverage in accordance with COBRA, a subsidy of the executive’s COBRA premium at the same percentage as we subsidized health insurance premiums for the Executive immediately prior to the date of termination of the executive’s employment (or, if more favorable to the executive, immediately prior to the consummation of the change in control) for up to 18 months (or, in the case of the President and Chief Executive Officer, up to 24 months); and

•	payment of the cost of outplacement services up to a maximum of $40,000.

With the exception of the outplacement benefit, which is new, the foregoing benefits are substantially the same as the benefits that were provided to each of the executive officers under their change in control severance agreements previously in effect.

The Change in Control Severance Agreements provide for a reduction of the payments or benefits described above to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code of 1986, as amended, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full.

The Change in Control Severance Agreements for each executive officer continue in effect through March 31, 2019, subject to automatic one-year extensions thereafter unless notice is given of ImmunoGen’s or the executive’s intention not to extend the term of the agreement; provided, however, that the Change in Control Severance Agreements continue in effect for 12 months following a change in control that occurs during the term of the agreement.  Except as otherwise provided in the Change in Control Severance Agreements, ImmunoGen and each executive may terminate the executive’s employment at any time.  Each Change in Control Severance Agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by us other than for cause or disability, or by the executive for good reason, during the two-month period before a change in control of ImmunoGen will entitle the executive to the severance benefits described above.

At the time we entered into the Change in Control Severance Agreements with the above-mentioned executive officers, we were not in any discussions which, if continued to their conclusion, would result in an event that would constitute a change in control.

(f)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: April 5, 2017	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer